Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-84326 of Immtech International, Inc. (a Development Stage Enterprise) (the "Company") on Form S-3 of our report dated May 25, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A (Amendment No. 1) of Immtech International, Inc. for the year ended March 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.


Deloitte & Touche LLP
Milwaukee, Wisconsin
April 2, 2002